Exhibit 99.1

BTC Digital Ltd. Announces Acquisition of Mining Facility in North Carolina

Greenville, N.C.,, March 12, 2024 /PRNewswire/ -- BTC Digital Ltd.(” BTC Digital” or the “Company”) (NASDAQ: METX), a blockchain technology company, today announced the signing of a significant acquisition agreement. The company is set to acquire a BTC mining facility located in North Carolina, equipped with a stable power load of 10 megavolts (MV). The total consideration for BTCT’s acquisition amounts to $3.4 million.

This strategic acquisition is poised to enhance BTCT’s core competencies in several key ways:

Effective Cost Reduction: The acquisition is expected to significantly lower the operational costs of the mining activities. As the difficulty of Bitcoin mining continues to rise, possessing greater computational power at lower costs will enable the company to maintain a competitive advantage in the fiercely competitive market.

Long-Term Stable Energy Supply: Owning and operating a mining facility with a long-term horizon implies a sustained energy supply. A stable energy supply will contribute to reducing operational risks in mining, enhancing the company’s ability to withstand industry and market fluctuations, and ensuring long-term sustainable business development.

Leading Mining Rig Hosting Services: BTCT will offer cutting-edge, tailor-made end-to-end hosting services for mining rigs to meet the growing demand for BTC mining. This move will further solidify the company’s leading position in the digital currency mining industry, contributing to the overall advancement of the sector.

The management team of the company has emphasized that this acquisition is a crucial step in the strategic development plan of the company and a proactive response to the future trends in the digital currency mining industry. BTCT remains committed to seeking suitable expansion opportunities and providing efficient, reliable mining solutions for its clients, making a positive contribution to the healthy development of the digital currency industry.

About BTC Digital Ltd.

BTC Digital Ltd.is a blockchain technology company, with a long-term strategy to create value across the metaverse, blockchain and cryptocurrency mining industry. The Company is committed to developing blockchain related businesses in North America, including cryptocurrency mining, mining farm construction, and mining pool and data center operation.

For more information, please visit: https://meten.investorroom.com

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes”, “estimates”, “target”, “going forward”, “outlook” and similar statements. Such statements are based upon management’s current expectations and current market and operating conditions and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond the Company’s control, which may cause the Company’s actual results, performance or achievements to differ materially from those in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in the Company’s filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

For investor and media inquiries, please contact:

IR@meten.com